Exhibit 10.01
Pyxus International, Inc.
Executive Officer Retention Plan

Pyxus International, Inc. (the “Company”) has adopted this Executive Officer Retention Plan (the “Plan”) for the benefit of the employees of the Company, on the terms and conditions hereinafter stated, effective as of the Effective Date. The Plan has been adopted in order to provide a retention incentive for the employees who are determined to be critical to the Company’s continued success and whose retention is necessary to sustain the value of the Company’s business.
1.Definitions.
(a)“Administrator” means the Executive Compensation Committee of the Board or another committee of the Board designated by the Board.
(b)“Board” means the Board of Directors of the Company.
(c)“Cause” has such meaning for any given Participant as is set forth in the employment agreement to which that Participant is a party with the Company or its applicable subsidiary (and any termination for Cause shall remain subject to any notice and cure periods set forth therein), and if a Participant is not party to an employment agreement with the Company or any of its subsidiaries, or if the Participant is party to such an agreement but the agreement does not have a definition of Cause, then “Cause” means, as to any Participant, (i) committing a violation the Company’s Code of Conduct (as in effect from time to time); (ii) committing a violation of any law (other than misdemeanor traffic violations) and thereby injured or damaged the business reputation or prospects of the Company or an affiliate; (iii) engaging in intentional misconduct that caused, or materially contributed to, the need for a substantial restatement (voluntary or required) of the Company’s financial statements filed with the Securities and Exchange Commission; (iv) engaging in serious neglect or misconduct in carrying out employment responsibilities and obligations; (v) the failure or refusal to faithfully and diligently to perform the customary duties of employment; or (vi) the failure or refusal to comply with reasonable policies, rules and regulations established from time to time by the Board or any duly authorized committee thereof.
(d)“Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations or other interpretative guidance promulgated thereunder, as well as any successor laws in replacement thereof.
(e)“Effective Date” means the date that the Plan is approved by the Board or such later date designated by the Board.
(f)“Good Reason” has such meaning for any given Participant as is set forth in the employment agreement to which that Participant is a party with the Company or its applicable subsidiary, and if a Participant is not party to an employment agreement with the Company or any of its subsidiaries, or if the Participant is party to such an agreement but the agreement does not have a definition of Good Reason, then “Good Reason” means, as to any Participant, (x) a material diminution in duties and responsibilities to the Company or its affiliates or (y) a
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reduction in base salary, other than a reduction in base salary or bonus opportunity imposed on all similarly situated executives of 15% or less.
(g)“Participant” means those employees of the Company who have executed a Retention Agreement.
(h)“Retention Agreement” means the individual agreement that informs a Participant of his or her designation as a Participant in the Plan and which sets forth such Participant’s Retention Bonus Amount.
(i) “Retention Bonus Amount” means, as to any Participant, the amount payable in respect of such Participant’s Retention Bonus Award, which amount is set forth in such Participant’s Retention Agreement.
(j)“Retention Bonus Award” means the retention bonus granted under the Plan in an amount equal to the Retention Bonus Amount.
(k)“Retention Bonus Payment Date” means, as to any Participant, the date on which the Retention Bonus Amount is scheduled to be made to the Participant, as set forth in the Participant’s Retention Agreement.
(l)“Termination” means, as to any Participant, termination of such Participant’s employment with the Company.
2.Administration.
(a)The Plan shall be administered by the Administrator, who shall have the sole authority, in the Administrator’s absolute discretion, to (i) construe, interpret, and implement the Plan, (ii) prescribe and amend rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan. The determination of the Administrator on all matters relating to the Plan, including participation and amounts payable hereunder shall be final, binding, and conclusive. The Administrator may delegate to officers or other employees of the Company, or committees thereof, the authority, subject to such terms as the Administrator shall determine, to perform such functions, including but not limited to administrative functions, as the Administrator may determine appropriate. Any action that may be taken under the Plan by the Administrator may be taken by the Board.
(b)In no event shall the Administrator be liable for any action, determination or interpretation made by the Administrator with respect to the Plan or any distribution paid under the Plan. All expenses and liabilities that the Administrator incurs in connection with the administration of this Plan shall be borne by the Company, and the Administrator shall be fully indemnified and held harmless by the Company in respect of any such action, determination or interpretation.
3.Grant of Retention Bonus Awards. On, or as soon as practicable following, the Effective Date, the Administrator shall grant the Retention Bonus Awards to the Participants and the Company shall deliver to each Participant a Retention Agreement, the execution of which by such Participant shall be a requirement to receipt of the Retention Bonus Amount and participation in the Plan.
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4.Payment of Retention Bonus Awards.
(a)The Company shall pay the Retention Bonus Amount to a Participant on, or as soon as practicable following, the Retention Bonus Payment Date (but in no event more than thirty (30) days following such date), unless (x) the Participant has a voluntarily Terminated without Good Reason or (y) the Company has Terminated Participant for Cause.
(b)The Company’s payment of the Retention Bonus Amount to a Participant shall be subject to reduction for all required federal, state and local taxes and other legally required withholdings.
(c)In the event of (x) a Participant’s voluntary Termination without Good Reason or (y) Termination of Participant by the Company for Cause, in either case, during the Retention Period, the Participant shall forfeit all rights with respect to the Participant’s Retention Bonus Award, and Participant shall repay the full Retention Bonus Amount to the Company within thirty (30) days following such Termination.
(d)In the event of (x) a Participant’s voluntary Termination with Good Reason or (y) Termination of Participant by the Company without Cause, in either case, during the Retention Period, a Participant shall retain all rights to the Retention Bonus Amount.
5.Termination or Amendment of the Plan. The Plan may be amended, terminated or discontinued in whole or in part, at any time and from time to time at the discretion of the Company; provided, however, that no such amendment, termination or discontinuance of the Plan shall, without a Participant’s consent, adversely affect such Participant’s rights with respect to any Retention Bonus Award subject to a previously signed Retention Agreement.
6.Limitation of Certain Payments.
In the event that any payments and/or benefits due to a Participant under the Plan and/or any other arrangements are determined by the Company to constitute “excess parachute payments” as defined under Section 280G of the Code, any Retention Bonus Amount payable under the Plan shall be reduced by the minimum amount necessary, subject to the last sentence of this paragraph, such that the present value of such parachute payments is below 300% of such Participant’s “base amount” (as defined under Section 280G of the Code), and by accepting participation in the Plan, each Participant agrees to waive his or her rights to any “parachute payments” (as defined under Section 280G of the Code) sufficient to reduce such parachute payments to below such threshold; provided, however, in no event shall such Retention Bonus Amount be reduced below zero. Notwithstanding the foregoing, no payments or benefits shall be reduced under this Section 6 unless (a) the net amount of such payments and benefits, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced payments and benefits), is greater than or equal to (b) the net amount of such payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such payments and benefits and the amount of excise tax imposed under Section 4999 of the Code as to which such Participant would be subject in respect of such unreduced payments and benefits and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced
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payments). Notwithstanding the foregoing, to the extent a Participant is entitled to any reimbursement or gross-up payment with respect to any tax imposed under Section 4999 of the Code, such reimbursement or gross-up payment shall be taken into account before any payments and/or benefits due to such Participant under the Plan and/or any other arrangements are reduced. For purposes hereof, (i) the order in which any amounts are deemed to be reduced, if applicable, is (A) cash payments, (B) other non-cash forms of benefits, and (C) equity-based payments and acceleration of vesting, and (ii) within any such category of payments and benefits set forth in clauses (i)(A), (i)(B) or (i)(C) above, (A) a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are and (B) to the extent that any such amounts are to be made over time (e.g., in installments, etc.), then the amounts shall be reduced in reverse chronological order.
7.Additional Terms.
(a)  Designation of an individual as a Participant shall not provide any guarantee or promise of continued service or employment of a Participant with the Company, and the Company retains the right to Terminate any Participant, at any time, with or without Cause, for any reason or no reason, except as may be restricted by law or contract.
(b) The Company’s obligation to pay a Participant the amounts provided and to make the arrangements provided hereunder shall be contingent upon, and subject to set-off, counterclaim, or recoupment of amounts owed by a Participant to the Company, to the extent permitted by applicable law, including, but not limited to the Participant’s compliance with his or her restrictive covenants in the Participant’s employment agreement, employee agreement and/or equity agreement, as applicable. A Participant shall not be required to mitigate the amount of any payment provided pursuant to the Plan by seeking other employment, and the amount of any payment provided for pursuant to the Plan shall not be reduced by any compensation earned as a result of a Participant’s other employment.
(c) It is intended that the payments to be made under the Plan will either comply with or be exempt from Section 409A of the Code and the regulations promulgated thereunder, and the Administrator shall interpret the Plan provisions accordingly. Notwithstanding the above, in no event whatsoever shall the Company be liable for any additional tax, interest, or penalties that may be imposed on any Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code, other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code.
(d) The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and shall be construed and administered in accordance with such intention.
(e) If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision had been omitted. All questions concerning the construction, validation and interpretation of the Plan shall be governed by the laws of the State of North Carolina without regard to its conflict of law provisions.
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(f) To the maximum extent permitted by law, a Participant’s rights or benefits under the Plan shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.
(g) No Participant shall have the right to anticipate, alienate, sell, transfer, assign, pledge or encumber his or her right to receive any Retention Bonus Award made under the Plan.
(h) Unless otherwise set forth herein or determined by the Administrator, any payments made hereunder shall not be taken into account in computing a Participant’s salary or compensation for the purposes of determining any benefits or compensation under (i) any pension, retirement, life insurance or other benefit plan of any of the Company or (ii) any agreement between the Company and a Participant.
(i) The headings in the Plan are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
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